Exhibit 10.11

Vision-Sciences, Inc.
40 Ramland Road South
Orangeburg, NY 10962

Effective August 11, 2011

Mr. Warren Bielke
18719 Bearpath Trail
Eden Prairie, MN 55347

Dear Warren:

The purpose of this letter (the “Letter Agreement”) is to acknowledge and set forth the terms and conditions of your employment with Vision Sciences, Inc., a Delaware corporation (the “Company”). This Agreement supersedes and terminates in its entirety the Letter Agreement between you and the Company dated November 9, 2009 other than the provisions of Sections 6 and 7 which survive according to their terms.

1.              DUTIES AND RESPONSIBILITIES. While you are employed by the Company you will serve as “Director of Strategic Initiatives” and will report directly to the Chief Executive Officer of the Company, assisting in the development of the Company’s telemedicine business and such other new strategic initiatives as may be requested, in coordination with the Company’s Board, chief executive officer and marketing team.  You will have such duties and responsibilities that are commensurate with your position and such other duties and responsibilities as are from time to time assigned to you by the CEO.  You will not engage in any activities that will conflict with the best interests of the Company.  You will remain a member of the Company’s Board.

2.              COMPENSATION. During the first year of this Agreement, the Company will pay you a salary of $100,000 per year, in accordance with Company standard payroll practices. During this time, you will not be considered an outside director and will not be eligible to receive fees payable to you as an outside member of the Board.  Further, when you are requested by the Company’s CEO to provide additional services, such as assisting with large customer transactions, you will be paid at a rate of $2,500 per diem for providing this added assistance.  You will issue a monthly invoice for all services rendered on a per diem basis and the Company will make payments pursuant to this Agreement within 30 days of receipt of invoice. This Agreement will continue for additional one year terms unless sooner terminated by either party.   From and after the termination of this Agreement, should you continue as a member of the Board, you will receive board fees paid to independent directors at the then prevailing rate.

3.              BENEFITS.

(a)              GENERAL. While you are employed by the Company, you will be entitled to such benefits, if any, as are generally provided from time to time by the Company to its executives, subject to the satisfaction of any eligibility requirements.

(b)              VACATION. You will also be entitled to paid time off in accordance with the Company's policies in effect from time to time, which may be taken at such times as you elect with due regard to the needs of the Company.

(c)              REIMBURSEMENT OF BUSINESS EXPENSES. Upon presentation of appropriate documentation, you will be reimbursed in accordance with the Company's expense reimbursement policy for all reasonable and necessary business expenses incurred in connection with the performance of your duties and responsibilities hereunder.

4.              TERMINATION OF EMPLOYMENT.  You understand that at all times, your employment with the Company is “at-will” which means that employment with the Company may be terminated at any time by either you or the Company with or without “cause” upon 15 days written notice to the other party; provided, however, in the event you give notice of termination to the Company, the Company may, in its sole discretion, make such termination effective earlier than any notice date.

5.              RESTRICTIVE COVENANTS.

(a)              NON-COMPETITION. So long as you are employed by the Company under this Letter Agreement and for the one year period following your termination of employment for any reason (the “Restricted Period”), you will not, directly or indirectly, without the prior written consent of the Company, enter into Competition with the Company or any of its affiliates (the “Employer”). “Competition” means participating, directly or indirectly, as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, consultant or in any capacity whatsoever in a business in the field of business that the Employer is engaged in as of the date of your termination of employment with the Company or is actively planning to engage in as of the date of your termination of employment with the Company.

(b)              CONFIDENTIALITY. While you are employed by the Company and thereafter, you will hold in a fiduciary capacity for the benefit of the Employer all secret or confidential information, knowledge or data relating to the Employer, and their respective businesses, which will have been obtained by you during your employment by the Company and which will not be or become public knowledge (other than by acts by you or your representatives in violation of this Letter Agreement). You will not, except as may be required to perform your duties hereunder or as may otherwise be required by law or legal process, without limitation in time or until such information will have become public or known in the Employer's industry (other than by acts by you or your representatives in violation of this Letter Agreement), communicate or divulge to others or use, whether directly or indirectly, any such information, knowledge or data regarding the Employer, and their respective businesses.

(c)              NON-SOLICITATION OF CUSTOMERS. During the Restricted Period, (i) you will not, directly or indirectly, influence or attempt to influence customers or suppliers of the Employer to divert their business to any competitor of the Employer; and (ii) you will not, directly or indirectly, solicit or recruit any employee of the Employer for the purpose of being employed by you or by any competitor of the Employer on whose behalf you are acting as an agent, representative or employee.

(d)              NON-DISPARAGEMENT. You shall not, or induce others to, Disparage the Employer or any of their past and present officers, directors, employees or products.  “Disparage” shall mean making comments or statements to the press, the Employer's employees or any individual or entity with whom the Employer has a business relationship which would be adversely affected in any manner: (i) the conduct of the business of the Employer (including, without limitation, any products or business plans or prospects); or (ii) the business reputation of the Employer, or any of their products, or their past or present officers, directors or employees.

(e)              INJUNCTIVE RELIEF. It is further expressly agreed that the Employer will or would suffer irreparable injury if you were to compete with the Employer in violation of this Letter Agreement and that the Employer would by reason of such Competition be entitled to injunctive relief in a court of appropriate jurisdiction and you further consent and stipulate to the entry of such injunctive relief in such court prohibiting you from competing with the Employer in violation of this Letter Agreement.

6.              SURVIVAL OF PROVISIONS. The obligations contained in this paragraph 6 and paragraph 7 will survive the termination of your employment with the Company and will be fully enforceable thereafter. If it is determined by a court of competent jurisdiction in any state that any restriction in paragraph 7 is excessive in duration or scope or extends for too long a period of time or over too great a range of activities or in too broad a geographic area or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state or jurisdiction.

7.              REPRESENTATIONS. You represent and warrant that your execution and performance of this Letter Agreement will not be in violation of any other agreement to which you are a party. Notwithstanding anything else herein, this Letter Agreement is personal to you and neither the Letter Agreement nor any rights hereunder may be assigned by you. The Company may assign the Letter Agreement to an affiliate or to any acquiror of all or substantially all of the assets of the Company. This Letter Agreement will inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assignees of the parties.

8.              ARBITRATION. You agree that all disputes and controversies arising under or in connection with this Letter Agreement, other than seeking injunctive or other equitable relief under paragraph 6(e), will be settled by arbitration conducted before one (1) arbitrator mutually agreed to by the Company and you, sitting in New York, New York or such other location agreed to by you and the Company, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect; provided, however, that if the Company and you are unable to agree on a single arbitrator within 30 days of the demand by another party for arbitration, an arbitrator will be designated by the New York City Office of the American Arbitration Association. The determination of the arbitrator will be final and binding on you and the
Employer. Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction. Each party will bear their own expenses of such arbitration.

9.              WITHHOLDING; TAXES. The Company may withhold from any and all amounts payable to you such federal, state and local taxes as may be required to be withheld pursuant to any applicable laws or regulations.

10.              GOVERNING LAW. This Letter Agreement will be governed by, and construed under and in accordance with, the internal laws of the State of New York, without reference to rules relating to conflicts of laws.

11.              ENTIRE AGREEMENT. This Letter Agreement and the agreements referenced herein contain the entire agreement of the parties relating to the subject matter hereof, and supercede in their entirety any and all prior agreements, understandings or representations relating to the subject matter hereof. No amendments, alterations or modifications of this Letter Agreement will be valid unless made in writing and signed by the parties hereto.

12.              EFFECTIVE DATE. This Letter Agreement shall be effective from and after Thursday August 11, 2011, at which time you will have stepped aside as Interim Chief Executive Officer.

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We hope that you find the foregoing terms and conditions acceptable. You may indicate your agreement with the terms and conditions set forth in this Letter Agreement by signing the enclosed duplicate original of this Letter Agreement.

We look forward to your employment with the Company.

Very truly yours, VISION SCIENCES, INC.

By:	/s/ Katherine L. Wolf
Name:	Katherine L. Wolf
Title:	Executive Vice President & Chief Financial Officer

ACCEPTED AND AGREED:

/s/ Warren Bielke
Warren Bielke

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